EXHIBIT 10.2

For: TP&T (Tor Processing & Trade) B.V.

Date: 11-06-2015

This Binding Proposal is based on the following assumed financing structure:

Sources	Amount	%	Use	Amount	%
Own funds	1.500.000	28	Real Estate	1.132.000	21
Rabobank	3.850.000	72	Equipment	3.118.000	58
			Pay off current limit	1.100.000	21

Facility A

:   Loan

Borrower	: TP&T (Tor Processing & Trade) B.V.

Registration	: The Loan shall be registered in the name of TP&T (Tor Processing & Trade) B.V.

Amount	: EUR 1.000.000,00 (in words: one million in euro).

Purpose	: The Loan may only be used for investments in real estate in Hattem.

Term	: Approximately 11 year(s).

Drawdown	: The principal shall be drawn down by the Borrower in one lump sum.
The Loan shall be drawn in full before January 1, 2016.

Deposit and pledge (construction deposit)	: The principal shall be paid into a deposit account in the name of the Borrower, maintained at the Bank and pledged in favour of the Bank.
The Borrower may only dispose over the credit balance on the deposit account for the purpose of the Purpose and under further conditions to be determined by the Bank. Subject to change, the Bank shall pay interest on the credit balance equal to the interest due by the Borrower on the Loan, minus 0,5% percentage points.

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Fixed Interest

:   The interest rate is 3 % per annum and is fixed for a periodof 5 years. This percentage serves for information purposes only and will be set by the Bank on the day the Loan is paid out. The Bank may amend the interest rate at the end of this period. The Bank shall communicate such amendment to the Borrower in writing at least two weeks before the date on which the interest shall be amended.

Interest payment

:   The interest shall be due every month in arrears, for the first time at the end of the month when this loan is credited, based on the assumption that a calendar month consists of the actual number of days elapsed and a calendar year of 360 days.

Repayment	: EUR 8.333,00 (in words: eight thousand three hundred thirty-three in euro) monthly, for the first time on 31-01- 2016.

Voluntary prepayment

 :   Voluntary prepayment is permitted subject to the payment of a compensation to be set forth in the financing documentation , it being understood that annually 5% of the principal can be prepaid without a compensation.

Facility B

:   Loan

Borrower	: TP&T (Tor Processing & Trade) B.V.

Registration	: The Loan shall be registered in the name of TP&T (Tor Processing & Trade) B.V.

Amount	: EUR 2.350.000 (in words: two million three hundred fifty thousand in euro).

Purpose	: The Loan may only be used for investments in equipment of your location in Hattem and for the partial repayment of the existing credit facility that will be cancelled.

Term	: Approximately 6 year(s).

Drawdown	: The principal shall be drawn down by the Borrower in one lump sum. The Loan shall be drawn in full before 01-01-2016.

Deposit and pledge (construction deposit)	: The principal shall be paid into a deposit account in the name of the Borrower, maintained at the Bank and pledged in favour of the Bank.

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The Borrower may only dispose over the credit balance on the deposit account for the purpose of the Purpose and under further conditions to be determined by the Bank. Subject to change, the Bank shall pay interest on the credit balance equal to the interest due by the Borrower on the Loan, minus 0,5% percentage points.

Interest	: The interest shall be set for a period of three month[s (the roll-over period). The interest rate shall be based on the relevant EURIBOR rate, increased with the Margin.

Margin

:   2,3% percentage points per annum, which rate shall be fixed for a period of three years. After this period the Bank may amend the rate and the period for which it shall be fixed. For this purpose, the Bank shall make a new offer before the end of such period.

This percentage serves for information purposes only and will be set by the Bank on the day the Loan is paid out.

Interest payment

:   The interest shall be due every month in arrears, for the first time at the end of the month when this loan is credited, based on the assumption that a calendar month consists of the actual number of days elapsed and a calendar year of 360 days.

Repayment	: EUR 39.167,00 (in words: thirty-nine thousand one hundred sixty-seven in euro) monthly, for the first time on 31-01- 2016.

Voluntary prepayment

:   Voluntary prepayment is permitted subject to the payment of a compensation to be set forth in the financing documentation, it being understood that annually 5% of the principal can be prepaid without a compensation.

Facility C

:   Credit Facility

Borrower	: TP&T (Tor Processing & Trade) B.V. (Principal Borrower).

Registration	: The Facility shall be registered in the name of TP&T (Tor Processing & Trade) B.V.

Amount	: EUR 500.000,00 (in words: five hundred thousand in euro).

Purpose	: The Facility may only be used for the financing of normal business activities.

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Use	: The Facility may be used as:
- an overdraft facility in a current account;
- the issuing of bank guarantees and other contingent obligations acceptable to the Bank subject to a maximum term of 12 months.
The Bank may at all times time determine and/or amend the maximum debit balance in the accounts in which the Facility is being administered.

Term	: Until further notice.

Interest rate	: The average 1-month EURIBOR increased with the margin.

Margin	: 3,3 % percentage points per annum. If considered justified by the Bank, it may amend the margin.

Interest payment	: The interest shall be charged every calendar quarter in arrears, based on an assumption that a calendar month consists of an actual number of days elapsed and a calendar year of 360 days.

Default interest

:   The overdraft limit may not be exceeded without permission from the Bank. If the overdraft limit is exceeded, an additional interest of 4 percentage point per annum can be charged over the unauthorized overdraft.

Payment transactions

:   The conditions governing the Transaction-Related Charges (Transactiegebonden Tarifering, TGT) shall apply in relation to the execution of payment transactions. No bank commission is therefore payable, but an amount per transaction instead. A summary of our current rates are published at www.rabobank.nl.

Facility fee	: 0,75 % per annum on the nominal amount of the Facility.

Cancellation existing Credit Facility	: The existing Credit Facility of EUR 1.100.000 will be cancelled.

The following will apply to all Facilities:

Agreement	: The terms and conditions of the Facilities referred to above will be set out further in financing documentation (hereinafter referred to as the “Agreement”).

Collateral	: As security for any and all present and future claims on any account whatsoever of the Bank on the Borrower(s) the following security rights will be granted:

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  Mortgage up to an amount of EUR 4.500.000,00 (to be increased with 35% of said amount for interest and costs) on real estate or other assets subject to public registration (registergoederen) of TP&T (Tor Processing & Trade) B.V. situated at Burg. Moslaan 13, 21 / 3e Industrieweg 12, Hattem. The General Terms and Conditions for Mortgages of Rabobank 2009 (Algemene voorwaarden voor hypotheken van de Rabobank 2009), as filed on 5 August 2009 at the Registrar's office of the District Court of Utrecht under number 248/2009, shall apply to this mortgage.

This new mortgage will replace the existing mortages:
EUR 1.000.000 of May 14, 2002
EUR 300.000 of July 7, 2004
EUR 700.000 of January 3, 2005 ..

Unless otherwise specified, the aforementioned security rights must be first in ranking and must be granted in accordance with the formats used by the Bank and the relevant general conditions declared applicable therein.

Any present security rights already granted in favour of the Bank will also cover the obligations of the Borrower(s) under the Facilities offered in this Binding Proposal.

Non-financial	Non-Distribution clause;
At Arm's length clause;

Other covenants customary for this type of financing transactions, e.g.:

Cross Default clause;

Material Adverse Change clause
No Change of Ownership / Management clause;

Negative Pledge clause;

Pari Passu clause.

The definitions for these non-financial covenants are included in Attachment A of this Binding Proposal.

Calculation of covenants

:    Unless stated otherwise, the said covenants shall be calculated and examined annually, for the first time based on the  annual accounts of financial year 2015, and accompanied by an unqualified approving audit opinion (goedkeurende controleverklaring) from an independent auditor (registeraccountant), in accordance with generally accepted valuation principles. In the event of a failure to meet said financial and non-financial covenants, the Bank may terminate the Facilities with immediate effect.

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Conditions Precedent	: The Facilities may not be used unless the Bank is satisfied that the following conditions have been met in form and substance satisfactory to the Bank:

a.    the Bank has received, in respect of each Borrower, a copy of its most recent articles of association and an extract from the Netherlands trade register (handelsregister) of the chamber of commerce (kamer van koophandel) (or, in respect of a Borrower incorporated under the laws of another jurisdiction, comparable documents);

b.   the Bank has received, in respect of each Borrower, copies of documents establishing its identity and, if applicable, copies of the power(s) of attorney granted to the person(s) signing the Agreement on behalf of such Borrower;

c. the Bank has received copies of the Agreement and of this Binding Proposal, duly signed by or on behalf of each Borrower;
d. the Bank has received evidence that all securities requested by the Bank have been established in a legally valid way;
e. the Bank has received a clean soil statement (“schonegrondverklaring”) from the (Principal) Borrower acceptable to the Bank;
f. no Event of Default has occurred or is likely to occur.

Other terms and conditions	: • Receipt valutation report after renovations before 01-10-2015.
• Your payment transactions shall take place through the Bank.
• Termination events and further agreements shall apply which are usual for this type of financial transactions.

Information	The Bank shall be provided with:
Annual accounts

:    annually, ultimately within nine months following the end of a financial year, consolidated at the level of TOR Minerals Inc. and accompanied by an unqualified approving audit opinion (goedkeurende controleverklaring) from an independent auditor (registeraccountant) and separate in relation to the (Principal) Borrower.

Interim figures

:    Quarterly, ultimately within two months following the end of a relevant quarter, which figures shall in any event provide insight in profit and loss, balance and cash flow and comparing these figures with the figures for the same relevant period of the foregoing financial year.

Supplementary pledge deed (vervolgpandakte)

:    Daily and furthermore at the Bank’s first written request in the manner to be stipulated by the Bank.

The Bank shall sign the supplemental pledge deeds on behalf of the pledgor(s) pursuant to a power of attorney with the right of substitution in the relevant deed of pledge. The Bank may engage a third party for this purpose.

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At the first request of the Bank the pledgor(s) is/are obliged to sign supplemental pledge deeds themselves and submit these to the Bank, in a frequency to be determined by the Bank.

Other information

:    Each Borrower shall inform the Bank immediately if the ‘turnover BASF’ substantialy decreases (>10%) or it is reasonably foreseeable that such a decrease could occur and furthermore furnish all other information that may reasonably be requested by the Bank.

Handling charges	: The nonrecurrent handling charges of EUR 10.000,00 shall be due on the date of signing of the Agreement and shall be withheld from the first amount credited under the financing.

Fees and costs

:    The (Principal) Borrower shall pay all costs associated with the drafting of, entry into, amendment and performance of the finance documentation setting out the terms of the Facilities offered in this Binding Proposal (including costs related to legal opinions), and all collection costs upon the occurrence of an event of default or upon termination of the Facilities. Collection costs shall include, without limitation, the costs of legal assistance, both internal and external, the costs of litigation and the costs of experts and other third parties.

The Bank may at all times require (re)valuation of any asset on which directly or indirectly for the benefit of (among others) the Bank a mortgage is or will be established as a security for all present or future obligations of a Borrower, in which case (i) theeach Borrower will cooperate fully and (ii) all costs shall be paid in full by the Borrower(s).

Interest Risk Management

:    Should you choose a variable interest structure, you may run a financial risk in the event of a rise in the money market interest  rate. In order to reduce this risk, financial instruments traded on the financial markets can be employed.  The choice of these interest instruments is based on the analysis of the risk that your company is willing to take. The usage of instruments such as swaps, options or caps results in the fixing of a certain interest level. The usage of these interest instruments requires careful consideration. We would be pleased to bring you in contact with the advisors at our Treasury Desk to discuss and analyze the possibilities.

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Information sharing

:    The Bank, as well as Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., may provide other entities affiliated with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. with all information relating to the Borrower(s), including the Facilities as mentioned in this Binding Proposal and any and all security and other rights related thereto, for the purpose of product advising, risk-management and fraud prevention, without prejudice to the right of the Borrower(s) to request not to be approached for commercial purposes.

General Banking Conditions	: The relationship between the Bank and the Borrower(s) is governed by the General Banking Conditions.

Choice of Law	: Dutch Law, unless explicitly stated otherwise.

Jurisdiction	: The competent Dutch court.

Validity	: This proposal is valid during a period of one week from the date of this letter.

Reservations	: (i) our receipt of the duly signed finance documentation not later than 01-07-2015;
: (ii) the further requested supplementary information being in form and substance acceptable to the Bank and
: iii) no Material Adverse Change (as defined in Attachment A) having occurred before the signing of the finance documentation.

Attachment(s)	: Attachment A Definitions non-financial covenants the General Banking Conditions

Rabobank IJsseldelta U.A. Maurice Bergman Relatiemanager Bedrijven

Signature :	Date :

For approval:

 8/11

On behalf of

TP&T (Tor Processing & Trade) B.V.

O. Karasch

Signature        :

Date                :

 9/11

Attachment A

Definitions for non-financial covenants

In the definitions below the term ‘Group’ is given to mean: Tor Minerals Inc. and all its present and future subsidiaries, direct and indirect.

As long as any Borrower has any obligation to the Bank under the Agreement:

(Non-Distribution clause:)

-        each Borrower warrants to the Bank that, without the Bank's prior written consent, no dividends or similar distributions – by whatever name – including, without limitation, preferred or cumulative preferred shares, will be distributed, nor will there be any other withdrawal for the account of any Borrower by, or for the benefit of, any parties which are not liable vis-à-vis the Bank, including, without limitation, the granting of loans and/or facilities and/or advances - in whatever form – excluding receivables of Tor Minerals Inc., this may not exceed 10% of total assets.

(At Arm's Length clause:)

-        each Borrower shall only enter into transactions with other legal entities and companies forming part of the Group on arm's length basis and against terms, conditions and payments similar to those which are customarily agreed upon between such Borrower with entities which do not form part of the Group.

The Bank may demand repayment (opeisen) of all amounts owed to the Bank under or in connection with the Agreement with immediate effect by written notice to the (Principal) Borrower if and when, amongst others, in the reasonable opinion of the Bank, any of the following events occurs:

(Cross Default clause:)

-        any Borrower defaults in (the timely and/or adequate) performance or acts in breach of any other obligation under or in connection with the Agreement or any obligation under or in connection with any other financing agreement entered into with the Bank or any other financing parties, irrespective of the name given to such agreement;

-        any third party which has granted Security defaults in the performance of any obligation in respect of such Security;

(Material Adverse Change clause:)

-        any event, change or circumstance occurs relating to the market conditions or to the financial position, the business operations or the status of any Borrower which could substantially prejudice, delay or endanger the performance of any obligation under the Agreement by any Borrower or any legal entity or company which is a member of the Group, or it is foreseeable that such event, change or circumstance will occur;

(No Change of Ownership/Management clause:)

-        the shares in the capital of any Borrower are transferred in whole or part to a third party, or it is apparent that such a transfer is intended and/or a change occurs in (i) the control over any Borrower, meaning the direct and/or indirect loss or acquisition of effective control by a legal entity or person or group of legal entities or persons acting together pursuant to a mutual arrangement or understanding and/or (ii) the management of any Borrower, or it is apparent that such change is intended;

(Negative Pledge clause:)

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Each Borrower undertakes to the Bank that as long as any Borrower has any obligation to the Bank under the Agreement or such an obligation can still arise, it will not, without the prior written consent of the Bank:

a.       encumber any present or future real estate or other assets subject to public registration

(registergoederen) with a mortgage or any other proprietary right (goederenrechtelijk recht), or sell, exchange or dispose of such assets in any other way (including, without limitation, sale and leaseback and other off-balance sheet transactions);

b.       collateralise any present or future other assets in any manner (including, without limitation, by way of a title transfer under a financial collateral arrangement (financiëlezekerheidsovereenkomst)), encumber these assets with any other proprietary right to the extent this exceeds an cumulative aggregate amount of EUR 75.000,00 (in words: seventy- five thousand in euro), or the equivalent thereof in another currency or this occurs outside the ordinary course of business, nor to rent out, lease out, sell, exchange or otherwise dispose of these assets (including, without limitation, sale and leaseback and other off-balance sheet transactions) other than in the ordinary course of business; and

c.      assume liability for or in any other manner guarantee the present or future obligations of third parties.

Each Borrower furthermore warrants to the Bank that the other legal entities and companies belonging to the Group, whether Dutch or foreign, shall also refrain from the actions referred to above.

(Pari Passu clause)

each Borrower undertakes and warrants to the Bank that all its payment obligations under this Agreement rank, and for the entire duration of the agreement will rank, at least pari passu with all its unsecured and unsubordinated obligations to all its other creditors, with the exception of obligations with a statutory preference.

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